UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2009

INCONTACT, INC.

(Exact name of registrant as specified in its charter)

1-33762
(Commission File No.)

Delaware	87-0528557
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

7730 S. Union Park Ave., Suite 500, Midvale, Utah 84047

(Address of principal executive offices)

(801) 320-3200

(Registrant’s telephone number)

UCN, Inc.

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Section (d)

On January 13, 2009, the Board of Directors of inContact, Inc., adopted a resolution increasing the number of persons comprising the Board from five to six and electing Mark J. Emkjer to fill the new director position. Furthermore, Mr. Emkjer has been elected to serve on the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee of the Board.

Mr. Emkjer is not an employee of inContact and will participate in the annual compensation package for non-employee Directors established in 2008. Under the package non-employee directors receive a cash payment of $30,000 per year paid in monthly installments and an award on November 5 of each year of 50,000 restricted stock units under inContact’s 2008 Equity Incentive Plan. The compensation paid to Mr. Emkjer will be prorated in 2009 for the period from the date of election on January 13 through November 4, 2009.

Section (e)

On January 14, 2009, the Board of Directors approved, upon recommendation of the Compensation Committee, an Executive Officer Bonus Plan for fiscal year 2009. The participants in the plan are Paul Jarman, Chief Executive Officer, Brian Moroney, Executive Vice President and Chief Financial Officer, Scott Welch, Executive Vice President and Chief Operating Officer, Rudy Vidal, Executive Vice President and Chief Customer Officer, Frank Maylett, Executive Vice President of Sales, and Steve Zobell, Chief Technology Officer. Our Chief Executive Officer and Chief Financial Officer, together with other management personnel, have significant participation in formulating the budget approved by the Board, and also participate in formulating bonus compensation proposals submitted to the Compensation Committee for consideration. However, the decision on the form and substance of the bonus plan is made by the Compensation Committee and ratified by the Board.

The plan is a variable cash based incentive plan under which bonus is earned based on achieving stated performance targets. The sole performance factor measured under the plan is inContact’s consolidated cumulative gross margin (revenue less costs of revenue, excluding depreciation and amortization) as of the end of each period from the beginning of the year through the end of each calendar quarter in 2009. The gross margin targets are set at levels based on inContact’s budget for the applicable periods, which are targets the Compensation Committee believes are likely to be achieved, but not assured.

Under the primary component of the bonus plan, inContact must achieve 100% of the gross margin target for the applicable period in order for each participant to earn the maximum bonus payment, which is a specified dollar amount for each participant. If inContact does not achieve at least 85% of the gross margin target for the applicable period, no bonus is paid for that period and cannot be recouped on the basis of cumulative performance in later periods. If 85% of the gross margin target is achieved, each participant will earn 50% of the maximum bonus payment. If more than 85%, but less than 100%, of the gross margin target is achieved, the amount of the bonus payment increases proportionately at a straight line rate (approximately 3.33% more of bonus payment for each additional 1.0% of gross margin target achieved).

The following table shows the bonus amount that would be earned by each participating executive officer under the primary component of the plan assuming the cumulative gross margin targets for 2009 are achieved at the 85% and 100% levels.

Period in 2009	3 Months/ 03/31		6 Months/ 06/30		9 months/ 09/30		12 Months/ 12/31
Gross Margin Achieved

(Percent of Target)	85%	100%	85%	100%	85%	100%	85%	100%
Percent of Bonus Earned	50%	100%	50%	100%	50%	100%	50%	100%

Participant/ Bonus Paid ($)
Paul Jarman	7,875	15,750	10,500	21,000	15,750	31,500	18,375	36,750
Brian Moroney	5,625	11,250	7,500	15,000	11,250	22,500	13,125	26,250
Scott Welch	5,625	11,250	7,500	15,000	11,250	22,500	13,125	26,250
Rudy Vidal	4,500	9,000	6,000	12,000	9,000	18,000	10,500	21,000
Frank Maylett	5,625	11,250	7,500	15,000	11,250	22,500	13,125	26,250
Steve Zobell	5,625	11,250	7,500	15,000	11,250	22,500	13,125	26,250

In addition to the primary component of the bonus plan described above, the plan includes a stretch bonus component worth up to an additional 100% of the of the maximum bonus payable to each participant under the primary bonus plan. The stretch bonus is payable if cumulative gross margin for fiscal year 2009 exceeds 100% of the fiscal year target under the primary bonus component, and is payable at the rate of 1% of the maximum bonus under the primary bonus component of the plan for each additional incremental increase of 0.063322% in the 12-month cumulative gross margin above that 12-month target.

The Compensation Committee believes gross margin is an important performance measure. inContact manages its business and reports financial results based on product-based segments; software as a service (SaaS) and Telecom. The SaaS segment includes all revenues from providing automatic call distribution, interactive voice response, data storage, email, chat, computer telephony integration call recording, conferencing and reporting to customers including our all-in-one inContact suite of services. The Telecom segment includes all voice and long distance services provided to customers. inContact focuses its business development and marketing efforts on promoting the SaaS segment technology services, which carry significantly higher margins than the Telecom segment services. Accordingly, we believe the amount of consolidated gross margin is a meaningful indicator of executive officer performance in achieving inContact’s business goals, because increasing gross margin indicates increasing revenue from higher margin SaaS revenue. The Compensation Committee believes the plan will foster performance in this area by tying bonus to gross margin targets.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INCONTACT, INC.

Date: January 20, 2009	By:	/s/ Brian Moroney
Brian Moroney, Chief Financial Officer